EXHIBIT 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Libbey Inc.
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Libbey Inc. 2006 Omnibus Incentive Plan of our reports dated March 16, 2006, with respect to the consolidated financial statements and schedules of Libbey Inc., Libbey Inc.’s management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Libbey Inc. included in the Annual Report (form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Toledo, Ohio
December 1, 2006